Exhibit 10.5(b)
AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT
This Amendment No. 2 to Employment Agreement is entered into as of April 19, 2016, by and between Streamline Health Solutions, Inc., a Delaware corporation with its headquarters in Atlanta, Georgia (the “Company”), and Nicholas A. Meeks (“Executive”).
RECITALS:
WHEREAS, the Company and Executive entered into that certain Employment Agreement dated May 22, 2013 (the “Agreement”); and
WHEREAS, Company and Executive mutually agree to amend the Agreement as set forth below.
NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows:
1.Section 11(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

Termination by the Company without Good Cause, by Executive for Good Reason, or upon Non-Renewal of the Term by the Company. The Company may terminate this Agreement and Executive’s employment at any time, including for reasons other than Good Cause (as “Good Cause” is defined in Section 11(c) above), Executive may terminate his employment at any time, including for Good Reason, or the Company may elect not to renew the Term. For the purposes herein, “Good Reason” shall mean (i) a material diminution of Executive’s base salary; (ii) a material diminution in Employee’s authority, duties, or responsibilities; (iii) a material change in geographic location at which the Employee must perform services as of the Effective Date, which is Metropolitan Atlanta, Georgia; or (iv) any other action or inaction that constitutes a material breach of the terms of this Agreement; provided that Executive’s termination shall not be treated as a resignation for Good Reason unless Executive provides the Company with notice of the existence of the condition claimed to constitute Good Reason within 90 days of the initial existence of such condition and the Company fails to remedy such condition within 30 days following the Company’s receipt of such notice. In the event that (i) the Company terminates the employment of Executive during the Term for reasons other than for Good Cause, death or Continued Disability or (ii) Executive terminates employment for Good Reason, then the Company will pay Executive the sum of (A) accrued but unpaid salary through the termination date (paid in accordance with the normal practices of the Company), (B) expenses incurred by Executive prior to his termination date for which Executive is entitled to reimbursement under (and paid in accordance with) Section 4 herein, and (C) provided that Executive is not in default of his obligations under Section 7, 8, or 9 herein, an amount equal to the aggregate of (X) Executive’s annual base salary as in effect as of the date of such termination from employment, and (Y) an amount equal to the Executive’s target annual bonus for the fiscal year during which termination occurs (A) through (C), collectively, the “Separation Benefits”). In such event, the payments described in (C) in the preceding sentence shall be made following Executive’s execution (and non-revocation) of a form of general release of claims as is acceptable to the Board or the Committee if the general release form is provided to the Executive within one month of the Executive’s date of termination. In any event, that portion of the severance payment described in clause (C) above that exceeds the “separation pay limit,” if any, shall be paid to the Executive in a lump sum payment within thirty (30) days following the date of Executive’s termination of employment (or such earlier date following the date of Executive’s termination of employment, if any, as may be required under applicable wage payment laws), but in no event later than the fifteenth (15th) day of the third (3rd) month following the Executive’s date of termination. The “separation pay limit” shall mean two (2) times the lesser of: (1) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year immediately preceding the calendar year in which Executive’s date of termination occurs of employment (adjusted for any increase during that calendar year that was expected to continue indefinitely if Executive had not terminated employment); and (2) the maximum dollar amount of compensation that may be taken into account under a tax-qualified retirement plan under Code Section 401(a)(17) for the year in which his termination of employment occurs. The lump-sum payment to be made to Executive pursuant to this Section 4(a)(ii) is intended to be exempt from Code Section 409A under the exemption found in Regulation Section 1.409A-1(b)(4) for short-term deferrals. The remaining portion of the severance payment described in clause (C) above shall be paid in periodic installments over the 15-month period commencing on the first post-termination payroll date following expiration of the revocation period described above and shall be paid in accordance with the normal payroll practices of the Company. Notwithstanding the foregoing, in no event shall such remaining portion of the severance payment described in clause (C) above be paid to Executive later than December 31 of the second calendar year following the calendar year in which Executive’s date of termination of employment occurs. The payments to be made to Executive pursuant to the immediately preceding sentence are intended to be exempt from Code Section 409A under the exemption found in Regulation Section 1.409A-1(b)(9)(iii) for separation pay plans (i.e., the so-called “two times” pay exemption). For the sake of clarity, no election by the Company not to renew the Term shall trigger any rights to severance or other benefits.

2.Exhibit A to the Agreement shall be amended as follows:

a.	Paragraph 1 of such Exhibit A is hereby deleted in its entirety and replaced with the following:

Base Salary. With effect from March 1, 2016, Base Salary will be paid at an annualized rate of $270,000, which will be subject to annual review and adjustment by the Committee or the Board but will not be reduced below $270,000. Such amounts will be payable to Executive in accordance with the normal payroll practices of the Company.

b.	Paragraph 2 of such Exhibit A is hereby deleted in its entirety and replaced with the following:

Annual Bonus. Target annual bonus and target goals shall be set by the Committee annually. Target annual bonus will be 40% of Executive’s then current annual base salary. The annual bonus will be paid pursuant to such conditions as are established by the Committee and, to the extent payable under a bonus plan, subject to such terms and conditions as may be set out in such plan. The annual bonus shall, if payable, be paid in cash no later than March 14 of the fiscal year following the fiscal year during which Executive’s right to the annual bonus vests.

3.This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

4.Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Employment Agreement as of the date first set forth above.
“Company”

STREAMLINE HEALTH SOLUTIONS, INC.

/s/ DAVID W. SIDES
By:    David W. Sides
    Title:    President & Chief Executive Officer

“Executive”

/s/ NICHOLAS A. MEEKS
By:    Nicholas A. Meeks